Exhibit 99.4
CONSENT OF LEHMAN BROTHERS EUROPE LIMITED
November 27, 2006
Board of Directors
Compagnie Générale de Géophysique
Tour Maine-Montparnasse
33, avenue de Maine
BP 191
75755 Paris Cedex 15
France
Re: Amendment No. 1 to the Registration Statement on Form F-4 (the “Registration Statement”) of Compagnie Générale de Géophysique (“CGG”) filed on November 27, 2006 (File No. 333-138033)
Ladies and Gentlemen:
Reference is made to our report, dated November 9, 2006, addressed to the Board of Directors of CGG, with respect to the fairness to CGG, from a financial point of view, of the consideration to be paid by CGG pursuant to the Agreement and Plan of Merger, dated as of September 4, 2006, by and among CGG, Volnay Acquisition Co. I, a wholly owned subsidiary of CGG, Volnay Acquisition Co. II, a wholly owned subsidiary of CGG, and Veritas DGC Inc.
The report, which was delivered in the French language, was provided for the information of the Board of Directors of CGG in connection with the transaction contemplated therein and is governed by French law. The English translation of the report contained in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”) is provided for informational purposes only and is qualified in its entirety by reference to the original French-language report filed with the French Autorité des marchés financiers. We disclaim any responsibility for any errors or omissions in the translation.
We understand that CGG has determined to include an English translation of our report in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our report under the captions “Summary—Report of Lehman Brothers” and “The Merger— Report of Lehman Brothers” and to the inclusion of an English translation of the foregoing report in the Proxy Statement/Prospectus. Notwithstanding the foregoing, our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and neither the report nor the English translation may be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Jérôme Calvet Lehman Brothers Europe Limited
Name: Jérôme Calvet
Title: Managing Director

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